Exhibit 99.4

UNITED STATES BANKRUPTCY COURT

DISTRICT OF HAWAII

In re	)	Case No. 03-00817
	)	Chapter 11
HAWAIIAN AIRLINES, INC.,	)
)
Debtor.	)
)

ORDER GRANTING MOTION FOR APPOINTMENT OF TRUSTEE

Pursuant to the Findings of Fact and Conclusions of Law Regarding Motion for Appointment of Trustee,

IT IS HEREBY ORDERED, that the Motion for Appointment of Trustee, filed on March 31, 2003, by BCC Equipment Leasing Corporation, is GRANTED.  The Office of the United States Trustee shall appoint a trustee.

Dated: Honolulu, Hawaii,	May 16 2003

/s/ Robert J. Faris
Robert J. Faris
United States Bankruptcy Judge